                                                                     Exhibit 4.2
                        Restricted Stock Award Agreement

     THIS RESTRICTED STOCK AWARD AGREEMENT ("Agreement") is entered into as of December 20, 2000, by and between The IXATA Group, Inc., a Delaware corporation (the "Company"), and Michael W. Wynne (the "Participant").

     WHEREAS, the Company believes that it would advance the interests of the Company and its stockholders for the Participant to acquire a proprietary interest, or increase the Participant's proprietary interest, in the Company through the grant of a Restricted Stock Award;

     WHEREAS, the Company's Board of Directors has granted a Restricted Stock Award of shares of Common Stock, par value $0.001 per share, of the Company ("Common Stock") to the Participant on the terms and subject to the conditions set forth herein; and

     WHEREAS, the Participant desires to accept said Restricted Stock Award pursuant to the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, the parties agree as follows:

     1.   RESTRICTED STOCK AWARD.  The Company hereby awards 1.5 million shares
          ----------------------
of Common Stock (collectively, the "Award Shares") to the Participant, subject to all of the terms and conditions contained in this Agreement.

     2.   ISSUANCE OF AWARD SHARES.  The Company shall issue the Award Shares to
          ------------------------
the Participant as soon as practicable after the Award Shares cease to be subject to forfeiture under Section 3 hereof.

     3.   FORFEITURE OF AWARD SHARES.  The risk of forfeiture shall lapse for
          --------------------------
500,000 Award Shares, and such Award Shares shall vest and be issued, on each of December 20, 2001, 2002 and 2003, provided, however, that the risk of forfeiture shall lapse for all of the Award Shares and the Award Shares shall vest and be issued in full immediately upon completion of a transaction or series of related transactions in which the Company sells 25% or more of its assets or voting securities equal to 25% or more of the Company's outstanding voting securities on a fully diluted basis. The Participant shall automatically and without notice cease to have any right, title or interest in or to any of the Award Shares that remain subject to forfeiture upon the occurrence of any of the following events: (i) the Company terminates Participant's employment because of Participant's willful misconduct or gross negligence; or (ii) Participant terminates his employment with the Company without just cause.

     4.   REPRESENTATIONS AND WARRANTIES OF THE Participant.  The Participant
          -------------------------------------------------
understands that the issuance of the Award Shares is intended to be exempt from registration under the Act by virtue of Section 4(2) of the Securities Act of 1933 (the "Act") and Rule 506 promulgated under the Act, and the Participant represents and warrants that:

          (b) The Participant is aware that the Shares are not registered under the Act or the securities or "blue sky" laws of any state or jurisdiction (the "Blue Sky Laws") as of the date of this Agreement, and the Company is under no obligation to cause the Award Shares to be registered under the Act or the Blue Sky Laws; and that in the event that the Award Shares are not registered under the Act or the Blue Sky Laws for any reason at a time when the Award Shares are issued to the Participant, then, in addition to the other terms and conditions of this Agreement, such issuance shall be conditioned upon determination by the Company's Board of Directors that the Award Shares may be issued to the Participant without registration under the Act or the Blue Sky Laws. The Board may require the Participant to deliver to the Company an agreement or undertaking setting forth any factual information that the Committee deems necessary to determine whether the Award Shares may be issued to the Participant without registration under the Act or the Blue Sky Laws.

          (b) The Participant has been advised that the Award Shares cannot be resold unless they are registered under the Act or the Blue Sky Laws or unless an exemption from registration is available and that the certificates representing the Award Shares will be legended accordingly. The Participant is purchasing the Award Shares for his own account for investment and not with a view to, or for resale in connection with, the distribution thereof, and the Participant has no present intention of distributing or reselling the Award Shares. The Participant represents and warrants that the Participant has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of investment in the Award Shares and is able to bear the economic risk of holding the Award Shares indefinitely.

          (c) The Participant has made a complete and thorough investigation of the affairs and prospects of the Company and has had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Company concerning this investment, and all such questions have been answered to the full satisfaction of the Participant.

          (d) The Participant acknowledges that the Award Shares will be treated as taxable income to him under the Code. The Participant is not relying on the advice of the Company or its affiliates in connection with the tax consequences of the Participant's receipt of the Award Shares.

          (e) The Participant is aware that no federal or state agency has made any finding or determination as to the fairness for public or private investment in, nor any recommendation or endorsement of, the Award Shares.

          (f) The Participant acknowledges that the Company is entering into this Agreement in reliance upon the Participant's representations and warranties in this Agreement, including, without limitation, those set forth in this Section.

     5.   RIGHTS PRIOR TO ISSUANCE OF AWARD SHARES.  The Participant shall not
          ----------------------------------------
have any rights as a stockholder with respect to any Award Shares prior to the date that they are issued as provided in Section 2 hereof, provided that the foregoing shall not diminish or affect any rights the Participant may have under this Agreement.

     6.   TAXES.
          -----

          (a) Under the general rule of (S)83 of the Code, the Participant will not be treated as receiving the Award Shares until such time as the Participant becomes substantially vested in the Award Shares. The Participant will become substantially vested in the Award Shares upon the expiration of any forfeiture period described in Section 3 above. At that time, the Participant will be taxed on the value of the Award Shares as ordinary compensation income. For the purposes of determining the taxable compensation to the Participant, the value of the Award Shares will be determined without regard to the "investment letter" restrictions on transferability set forth in this Agreement. As an exception to this rule, (S)83 of the Code permits the Participant to elect to be taxed on the value of the Award Shares as of the date of the grant of the Award Shares. The
(S)83(b) election must be filed by the Participant within thirty (30) days of the grant of the Award Shares. The filing must be made with the Internal Revenue Service Center with which the Participant files his federal income tax returns and a copy of the election must be submitted (i) with the Participant's income tax return for the taxable year in which the Participant receives the Award Shares and (ii) to the Company. While there is no official Internal Revenue Service form for a (S)83(b) election, a sample form for a (S)83(b) election is attached hereto as Exhibit A. THE PARTICIPANT IS STRONGLY URGED TO CONSULT WITH
                   ---------
HIS TAX ADVISOR WITH RESPECT TO THE CONSEQUENCES AND ADVISABILITY OF MAKING A
(S)83(B) ELECTION IN CONNECTION WITH HIS RECEIPT OF THE AWARD SHARES AND OTHER TAX ASPECTS OF HIS RECEIPT AND HOLDING OF THE AWARD SHARES.

          (b) The Company agrees to be responsible for all federal and state taxes payable by Participant with respect to the issuance of the Award Shares based upon their fair market value on the date of issuance if a (S)83(b) election is made, or on the date the Award Shares become vested if a (S)83(b) election not is made.

     7.   GENERAL PROVISIONS.
          ------------------

          (a) The Company shall reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement in respect of the issuance of the Award Shares, shall pay all fees and expenses necessarily incurred by the Company in connection therewith, and shall use its best efforts to comply with all laws and regulations that, in the reasonable opinion of counsel for the Company, are applicable thereto.

          (b) Any notice to be given hereunder by either party to the other shall be in writing and shall be given either by personal delivery, telecopied with confirmed receipt, or sent by certified, registered or express mail, postage pre-paid, or sent by a national next-day delivery service, postage pre-paid, return receipt requested, addressed to the parties at the following addresses, or at any other address as such party may hereafter specify in writing and shall be deemed given when so delivered personally, or telecopied, or if mailed, two (2) days after the date of mailing, or if by national next-day delivery service, on the date after delivery to such service as follows:

               (i)  if to the Company, to:

                    The IXATA Group, Inc.
                    8989 Rio San Diego Drive
                    San Diego, California 92108
                    Attention: Robert C. Cuthbertson, Chief Financial Officer

                    with a copy to:

                    Kohrman Jackson & Krantz P.L.L.
                    One Cleveland Center, 20th Floor
                    1375 East Ninth Street
                    Cleveland, Ohio 44114
                    Telecopier:  216-621-6536
                    ATTN:   Christopher J. Hubbert, Esq.

               (ii) if to the Participant, to:

                    Michael W. Wynne
                    901 Mackall Avenue
                    McLean, Virginia 22101

          (c) THE PROVISIONS OF THIS AGREEMENT RELATE SOLELY TO GRANTING OF THE RESTRICTED STOCK AWARD TO THE PARTICIPANT AS OF THE DATE HEREOF AND DO NOT ADDRESS OR RELATE TO ANY CONDITIONS OF THE PARTICIPANT'S EMPLOYMENT WITH THE COMPANY OR ANY OF ITS SUBSIDIARIES. NOTHING IN THIS AGREEMENT SHALL CONFER UPON THE PARTICIPANT ANY RIGHT OR ENTITLEMENT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY OR ANY OF ITS SUBSIDIARIES, NOR INTERFERE IN ANY WAY WITH THE RIGHT OR POWER OF THE COMPANY OR ANY OF ITS SUBSIDIARIES TO TERMINATE THE PARTICIPANT'S EMPLOYMENT.

          (d) The headings and other captions in this Agreement are for convenience of reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

          (e) No change or modification of this Agreement shall be valid unless the same is in writing and signed by the Company and the Participant.

          (f) No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person against whom it is sought to be enforced. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same or other condition, promise, agreement or understanding at a future time.

          (g) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. Nothing in this Agreement is intended, and it shall not be construed, to give any person or entity other than the parties hereto any right, remedy or claim under or in respect of this Agreement or any provisions hereof.

          (h) This Agreement and all rights hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within that State. In the event of any conflict between this Agreement and the Plan, the provisions of the Plan shall govern.

          (i) This Agreement sets forth all of the agreements, warranties and representations among the parties hereto and thereto with respect to the Restricted Stock Award and the Award Shares, and there are no other promises, agreements, conditions, understandings, representations or warranties, oral or written, express or implied, among them with respect to the Restricted Stock Award and the Award Shares other than as set forth herein. Any and all prior agreements with respect to the Restricted Stock Award are hereby revoked.

          (j) This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant has executed this Agreement, all as of the date first written above.


                              The IXATA Group, Inc.


                              /s/ Robert Cuthbertson
                              ----------------------------------------------
                              By Robert Cuthbertson, Chief Financial Officer


                              /s/ Michael W. Wynne
                              ----------------------------------------------
                                 Michael W. Wynne

                                   EXHIBIT A
                                   ---------

                     ELECTION PURSUANT TO SECTION 83(b) OF
                           THE INTERNAL REVENUE CODE


     The undersigned, being a service-provider to The IXATA Group, Inc. (the "Company"), hereby makes an election pursuant to (S) 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the provisions of Treasury Regulation
Section 1.83(e):

1. The name, address and taxpayer identification number of the undersigned are:

     Name:  Michael W. Wynne
     Address:  901 Mackall Avenue
               McLean, Virginia 22101

     Taxpayer I.D. No.:_________________________________________________________

2. Description of the property with respect to which the election is being made: 1.5 million shares of common stock of the Company.

3.   Date on which the property was transferred is: December 20, 2000.

4.   The taxable year of the taxpayer in which the property was transferred is:
     December 31, 2000.

5.   Nature of restrictions to which the property is subject:

     ________________________________________________________________________
     ________________________________________________________________________
     ________________________________________________________________________

6. The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made is $140,700.

7. The taxpayer did not provide any consideration for the transfer of said property.

8.   A copy of this statement has been finished to the Company.

Dated:  _________________, 20___         ____________________________________
                                         Michael W. Wynne